Exhibit 2.2

Assignment and Assumption Agreement

This Assignment and Assumption Agreement (the "Agreement"), effective as of April 23, 2015 (the "Effective Date"), is by and between LookSmart, Ltd., a Delaware corporation ("Seller"), and LookSmart Group, Inc., a Nevada corporation ("Buyer").

WHEREAS, following the execution of this Agreement, Seller and Buyer shall enter into an Agreement and Plan of Merger, by and between Pyxis Tankers Inc., Maritime Technologies Corp., Buyer and Seller (the “Merger Agreement”), pursuant to which, among other things, Seller will be merged into Maritime Technologies Corp. (the “Merger”); and

WHEREAS, in contemplation of the Merger, Seller has agreed to assign, and Buyer has agreed to assume, (i) all of Seller’s rights, title and interests in, the operating businesses and all assets of Seller (the “Assets”), including but not limited to as set forth on Exhibit A hereto, which is incorporated by reference, and (ii) all of Seller's duties and obligations: in the Liabilities (as defined below).

NOW, THEREFORE, in consideration of the mutual covenants, terms and conditions set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

1.                   Assignment and Assumption. Except as set forth in Schedule 1.1 hereto, Seller hereby sells, assigns, grants, conveys and transfers to Buyer all of Seller's right, title and interest in and to the Assets. Buyer hereby accepts such assignment and assumes and agrees to pay, perform and discharge, fully and completely, as and when due, all of the obligations , liabilities, commitments, contracts or agreements of, or other claims against, Seller, whether known or unknown, asserted or unasserted, accrued or unaccrued, absolute or contingent, liquidated or unliquidated, due or to become due, and whether contractual, statutory or otherwise associated with the Assets (collectively, the “Liabilities”).

2.                   Representations and Warranties. Each of the parties to this agreement represents and warrants that:

      (a)                 it is a corporation duly organized, validly existing and in good standing under the laws of the state of its incorporation;

      (b)                 it is duly qualified to do business and is in good standing in every jurisdiction in which such qualification is required for purposes of this Agreement;

      (c)                 it has the full right, corporate power and authority to enter into this Agreement and to perform its obligations hereunder;

      (d)                 it shall take all actions reasonably necessary (including updating the exhibits and schedules hereto) to ensure that from the date first set forth above until and through the date of the closing of the Merger the representations and warranties made by each party hereto and the information set forth in this Agreement, and the schedules and exhibits hereto, will remain accurate;

      (e)                 it is in compliance with all applicable laws  relating to this Agreement, and the operation of its business;

      (f)                  it has obtained all licenses, authorizations, approvals, consents or permits required by applicable laws, including the rules and  regulations of all authorities having jurisdiction over the conduct of its business generally and to perform its obligations under this Agreement;

      (g)                 this Agreement and performance hereunder does not violate any laws or agreements entered into by the parties hereto; and

      (h)                 this Agreement has been duly executed and delivered and constitutes a legal, valid and binding obligation of the parties hereto, enforceable in accordance with its terms, except as may be limited by any applicable bankruptcy, insolvency, reorganization, moratorium, or similar laws and equitable principles related to or affecting creditors' rights generally or the effect of general principles of equity.

3.                   Governing Law. This Agreement shall be governed by and construed in accordance with the internal laws of the State of New York without giving effect to any choice or conflict of law provision or rule (whether of the State of New York or any other jurisdiction).

4.                   Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together shall be deemed to be one and the same agreement. A signed copy of this Agreement delivered by facsimile, email or other means of electronic transmission shall be deemed to have the same legal effect as delivery of an original signed copy of this Agreement.

5.                   Further Assurances. Each of the parties hereto shall execute and deliver, at the reasonable request of the other party hereto, such additional documents, instruments, conveyances and assurances and take such further actions as such other party may reasonably request to carry out the provisions hereof and give effect to the transactions contemplated by this Agreement.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the parties have executed this Agreement to be effective as of the date first above written.

LOOKSMART, LTD.
By:/s/ Michael Onghai Name: Michael Onghai Title: CEO

LOOKSMART GROUP, INC.
By: /s/ Michael Onghai Name: Michael Onghai Title: CEO